Exhibit 99

PRESS RELEASE

For Release:	October 28, 2011
Nasdaq:	MFNC
Contact:	Investor Relations at (888) 343-8147
Website:	www.bankmbank.com

MACKINAC FINANCIAL CORPORATION

REPORTS THIRD QUARTER AND NINE MONTHS 2011 RESULTS

Manistique, Michigan) – Mackinac Financial Corporation (Nasdaq: MFNC), the bank holding company for mBank (the “Bank”) today announced third quarter 2011 income of $.707 million or $.21 per share compared to a net loss of $.104 million, or $.03 per share for the third quarter of 2010. Net income for the first nine months of 2011 totaled $1.566 million, or $.46 per share, compared to net income of $.934 million, or $.27 per share, for the same period in 2010.

The Corporation’s primary asset, mBank, recorded net income of $.999 million for the third quarter of 2011 and $2.439 million for the nine month period in 2011. The third quarter results include the initial recording value of mortgage servicing rights at $.300 million, a provision for loan losses of $.400 million and $.296 million of losses on OREO properties. Operating results for the same period in 2010 include a $1.000 million provision and negligible OREO losses.

Total shareholders’ equity at September 30, 2011 totaled $55.479 million, compared to $55.987 million on September 30, 2010, a decrease of $.508 million and a $1.597 million, or 7.96% increase from 2010 year end equity of $53.882 million. Book value of common shareholders’ equity was $13.05 per share at September 30, 2011 compared to $13.26 per share at September 30, 2010 and $12.63 on December 31, 2010. Weighted average shares outstanding totaled 3,419,736 for all periods. The common stock warrants outstanding of 379,310 shares were slightly dilutive, at approximately $.01 per share, for the 2011 third quarter and the nine month period, as the market value of our stock moved above the $4.35 strike price.

Some highlights for the third quarter and nine month period included:

•

SBA/USDA loan sale premium income of $1.469 million year to date, exceeded all of 2010 totals. We continue to see good premiums in the 7% to 8% range on these transactions. This line of business has become a core competency and revenue driver to the company as evidenced by our continued strong results statewide in terms of these programs. SBA fiscal year-end September 30th, 2011 totals reflect mBank ranking 9th in terms of the number of 7A program loans (39), and 8th in total dollars of 7A program loans ($23.4M). We continue to strive to be a steady catalyst for small business lending within the markets we serve throughout the State of Michigan by providing the necessary capital for business expansion and infrastructure growth.

•

Improved net interest margin at 4.14% for the third quarter and 3.95% for the nine month period of 2011 through the increased growth in low cost transactional deposit accounts and disciplined loan pricing ensuring appropriate asset returns on a loan by loan basis.

•	Core deposit growth for the first nine months of 2011 totaled $56.229 million, with transactional accounts accounting for $33.313 million of this growth, improving our funding mix.

•	Recorded initial valuation of mortgage servicing rights at $.300 million.

•

In the third quarter and nine month period of 2011, the Corporation recorded a provision for loan losses of $.400 million and $1.000 million, as compared to the $1.000 million and $4.700 million provision recorded in the third quarter and nine month period of 2010. ORE losses of $.296 million for the third quarter and losses of $.728 million for the nine month period of 2011 compared to negligible losses in the 2010 third quarter and YTD 2010 losses of $2.000 million. Both are showing trends of an improved and overall well performing asset base.

•

Nonperforming assets at September 30, 2011 totaled $14.885 million or a manageable 2.99% of total assets, a reduction of $1.240 million from 2010 year end balances. Non-accrual loans comprise 1.51% of total loans. Total loan delinquencies greater than 30 days past due were a nominal 1.65%, and the company’s Texas Ratio resides at 24.28% for the quarter end, which is among the lowest of the 15 largest public banks headquartered in Michigan.

•

The company formed and opened its solely owned title company in conjunction with the Michigan Bankers Association. The title company began operations in September of this year and is expected to provide another business line to augment non-interest income growth through offering title services for both commercial and retail based mortgage transactions.

•

The company began the process of relocating its in-store Escanaba Menards Office location to a free standing traditional office given the growth and market share penetration we have been able to procure with our in-store branch the last two and half years and expect a full service branch to increase overall loan and deposit growth to increase shareholder value in this large commerce hub in the UP. We hope to have the new branch open during the end of the second quarter of 2012 or early summer.

•

mBank recently played an instrumental and lead role in staving off the permanent closure of Manistique Papers, Inc., a 90-year old paper mill located in Manistique, the bank’s headquarters, that was being forced into Chapter 7 bankruptcy liquidation. The mill employs approximately 150 local workers and is the county’s second largest private employer where the bank is based. A closure would have devastated the local economy and hundreds of direct manufacturing and indirect ancillary business jobs would have been lost. mBank’s management worked quickly and diligently with the mill’s prior non-local bank to purchase the senior secured debt at a discount to avert the Chapter 7 liquidation and keep the company functional in its current Chapter 11 process by also providing additional working capital through a new “debtor in possession” loan arrangement.

With mBank as the lead, the bank was supported in these transactions through participation by the Michigan Economic Development Corporation (“MEDC”) and the Governor’s office, whose support enabled these transactions to be consummated. Through these joint actions, the Manistique mill reopened less than six weeks after its closure in mid-August and days away from a complete liquidation in bankruptcy. Kelly W. George, President and CEO, commenting on mBank’s role, stated, “We at mBank are very proud that we were able to boldly provide the financial support and expertise to a vital member of our local community to save hundreds of jobs and to help rehabilitate the paper mill, a long standing member of our business community. I believe that this is the essence of real community banking; providing local banking services and financial expertise to foster economic development in order to preserve and create employment opportunities, keeping our communities vibrant and strong with a good quality of life for all.”

Loans and Non-performing Assets

Total loans at September 30, 2011 were $391.903 million, a 2.40% increase from the $382.727 million at September 30, 2010 and up $8.817 million from year-end 2010 total loans of $383.086 million. Commenting on loan growth, Kelly W. George, President and CEO, of mBank stated, “New loan production in the third quarter continued to gain momentum with overall new production of $40.6 million. On a year to date basis, the company has generated over $113 million of new loans, with $70 million of those being commercial in nature, and $43 million retail based. The Upper Peninsula continues to lead all regions with $64 million of this new production, the Northern Lower Peninsula with $34 million, and Southeast Michigan with $15 million. In addition, through the use of the various governmental loan guarantee programs offered through the SBA, USDA, and the Michigan Economic Development Corporation (MEDC), we have been able to prudently structure and extend credit throughout various commercial industries to help spur economic growth and help repair a state and job market that was significantly hurt by the financial and real-estate collapse several years ago.”

Nonperforming loans of $9.673 million have declined from 2010 year end balances of $10.563 million with nominal new additions throughout the year and balances representing several older loans that still remain in some stage of legal proceedings. George commenting, “Subsequent to the close of the third quarter, we did also accept an offer for the sale of a nonperforming piece of ORE of approximately $1.5 million, at very close to its carrying value that should exit the bank in the near future. We continue our aggressive remediation actions on all of our problem assets in order to mitigate our losses and ongoing carrying costs. We believe that the current carrying values of our OREO properties, which are reassessed annually to ensure timely identification for any deterioration in values, properly reflect as best they can current market value for these assets. We remain highly focused on overall asset quality metrics and are staying vigilant in extending new credit, given the still challenging overall Michigan economy, but we do believe that the market is stabilizing.”

Margin Analysis

Net interest margin in the third quarter of 2011 increased to $4.709 million, 4.14%, compared to $4.064 million, or 3.69%, in the third quarter of 2010 and the net interest margin in the first nine months of 2011 increased to $13.028 million, 3.95%, compared to $12.109 million, or 3.59%, in the first nine months of 2010. The interest margin increase was largely due to decreased funding costs. George stated, “We are disciplined in our deposit and loan pricing structures in order to minimize long term interest rate risk with the primary objective of growing our current margins. We expect our margin to improve as we progress through the end of the year and into 2012 with increased funding of new loans with lower cost transactional accounts and further repayment of longer- term maturing brokered deposits. On hand liquidity remains strong with over $30 million of fed funds/cash and $28 million of unpledged investments available to service depositor needs and fund new asset growth.”

Deposits

Total deposits of $405.058 million at September 30, 2011 increased slightly from deposits of $404.524 million on September 30, 2010; however, the deposit mix changed dramatically with brokered deposits declining from $94.660 million on September 30, 2010 to $34.077 million on September 30, 2011. Total deposits on September 30, 2011 were up $18.279 million from year-end 2010 deposits of $386.779 million. The overall increase in deposits for the first nine months of 2011 is comprised of a decrease in noncore deposits of $37.950 million which was offset with increased core deposits of $56.229 million. George, commenting on the increased core deposits, stated, “In the first nine months of 2011, we continued to grow core deposits at a steady rate. Our dependency on brokered deposits, which stood at 42% of total deposits at 2009 year-end, has decreased to 8% of deposits on September 30, 2011. We are pleased with our current deposit mix and we will continue to monitor all of our products and pricing to remain competitive in order to maintain interest margins and preserve franchise value associated with core deposits.”

Noninterest Income/Expense

Noninterest income, at $1.006 million in the third quarter of 2011, increased $.358 million from the third quarter 2010 level of $.648 million with the largest drivers of this income being the increased gains from the sale of SBA/USDA loans, which totaled $.283 million in the third quarter and $1.469 million for the nine month period, and the initial recognition of the value of mortgage servicing rights in the amount of $.300 million. Noninterest income, at $2.931 million in the first nine months of 2011, increased $.883 million from the first nine months of 2010 level of $2.048 million. Noninterest income in the first nine months of 2010 also includes $.215 million of security gains which the Corporation does not consider recurring earnings provider on a year to year basis.

Noninterest expense, at $3.960 million in the third quarter of 2011, increased $.359 million, or 9.97% from the third quarter of 2010. Noninterest expense, at $11.749 million in the first nine months of 2011, decreased $.811 million, or 6.46% from the first nine months of 2010 due primarily to lower losses and write-downs of ORE properties, which declined from $2.000 million of write-downs in 2010 to $.728 million in 2011. Our other operating expenses in 2011 remain marginally elevated due to the added cost of aggressive nonperforming asset remediation to cleanse the credit book and are expected to decrease as these remaining problem assets eventually exit the bank. The Corporation continues to look for ways to control costs and for the quarter end continues to remain below peer levels in terms of salary and benefits as a percentage of total assets residing at 1.48%, and total overhead as a percentage of total assets which equated to 3.01%. The company’s year-to-date efficiency ratio equated to 70.06%, down slightly from year end 2010 levels of 72.57%.

Assets and Capital

Total assets of the Corporation at September 30, 2011 were $498.598 million, down slightly from the $499.006 million reported at September 30, 2010 and up 4.16% from the $478.696 million of total assets at year-end 2010. Common Shareholders’ equity at September 30, 2011 totaled $44.613 million, or $13.05 per share, compared to $45.329 million, or $13.26 per share on September 30, 2010 and $43.173 million, or $12.63 per share at 2010 year end. The Corporation and the Bank are both “well-capitalized” with Tier 1 Capital at the Corporation of 9.73% and 8.79% at the Bank.

Paul D. Tobias, Chairman and Chief Executive Officer, concluded, “We are pleased with our progress thus far in 2011. We continue to build franchise value through core deposit growth and other strategic initiatives, such as the organization of mBank Title Insurance Agency, LLC and look forward to prudently expanding our franchise in the near term. An additional near-term objective is to begin exploration of a TARP exit strategy sometime in 2012 given our outlook for increased core earnings which creates opportunities for other sources of capital.”

Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets in excess of $490 million and whose common stock is traded on the NASDAQ stock market as “MFNC.” The principal subsidiary of the Corporation is mBank. Headquartered in Manistique, Michigan, mBank has 11 branch locations; seven in the Upper Peninsula, three in the Northern Lower Peninsula and one in Oakland County, Michigan. The Company’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.

Forward-Looking Statements

This release contains certain forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “will,” and variations of such words and similar expressions are intended to identify forward-looking statements: as defined by the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current beliefs as to expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include among others: changes in the national and local economies or market conditions; changes in interest rates and banking regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions, bank consolidations, branch closings and other sources may not be fully realized at all or within specified time frames as well as other risks and uncertainties including but not limited to those detailed from time to time in filings of the Company with the Securities and Exchange Commission. These and other factors may cause decisions and actual results to differ materially from current expectations. Mackinac Financial Corporation undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

	For The Period Ended
(Dollars in thousands, except per share data)	September 30, 2011	December 31, 2010	September 30, 2010
	(Unaudited)		(Unaudited)
Selected Financial Condition Data (at end of period):
Assets	$498,598	$478,696	$499,006
Loans	391,903	383,086	382,727
Investment securities	37,022	33,860	37,450
Deposits	405,058	386,779	404,524
Borrowings	35,997	36,069	36,069
Common shareholders’ equity	44,613	43,176	45,329
Shareholders’ Equity	55,479	53,882	55,987
Selected Statements of Income Data (nine months and year ended):
Net interest income	$13,028	$16,385	$12,109
Income (Loss) before taxes and preferred dividend	3,210	(3,918)	(3,103)
Net income	1,566	(1,160)	934
Income (loss) per common share - Basic	.46	(.34)	.27
Income (loss) per common share - Diluted	.45	(.34)	.27
Weighted average shares outstanding	3,419,736	3,419,736	3,419,736
Weighted average shares outstanding - diluted	3,503,347	3,419,736	3,419,736
Three Months Ended:
Net interest income	$4,709	$4,276	$4,064
Income (Loss) before taxes and preferred dividend	1,355	(814)	111
Net income (Loss)	707	(1,907)	(104)
Income (Loss) per common share - Basic	.21	(.61)	(.03)
Income (Loss) per common share - Diluted	.20	(.61)	(.03)
Weighted average shares outstanding	3,419,736	3,419,736	3,419,736
Weighted average shares outstanding - diluted	3,509,581	3,419,736	3,419,736
Selected Financial Ratios and Other Data (nine months and year ended):
Performance Ratios:
Net interest margin	3.95%	3.66%	3.59%
Efficiency ratio	70.06	72.57	74.12
Return on average assets	.43	(.23)	.25
Return on average common equity	4.81	(2.64)	2.71
Return on average equity	3.85	(2.06)	2.21
Average total assets	$490,293	$502,993	$507,938
Average common shareholders’ equity	$43,563	$43,981	$45,975
Average total shareholders’ equity	$54,340	$56,171	$56,561
Average loans to average deposits ratio	96.96%	94.36%	93.19%
Common Share Data (at end of period):
Market price per common share	$5.46	$4.58	$5.10
Book value per common share	$13.05	$12.63	$13.26
Common shares outstanding	3,419,736	3,419,736	3,419,736
Other Data (at end of period):
Allowance for loan losses	$5,838	$6,613	$5,437
Non-performing assets	$14,885	$16,125	$17,005
Allowance for loan losses to total loans	1.49%	1.73%	1.42%
Non-performing assets to total assets	2.99%	3.37%	3.41%
Texas Ratio	24.28%	26.66%	27.68%
Number of:
Branch locations	11	11	11
FTE Employees	114	110	98

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,	September 30,
(Dollars in thousands)	2011	2010	2010
	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$30,122	$22,719	$36,561
Federal funds sold	12,000	12,000	12,000

Cash and cash equivalents	42,122	34,719	48,561
Interest-bearing deposits in other financial institutions	10	713	692
Securities available for sale	37,022	33,860	37,450
Federal Home Loan Bank stock	3,060	3,423	3,794
Loans:
Commercial	299,135	297,047	295,262
Mortgage	86,500	80,756	82,312
Installment	6,268	5,283	5,153

Total Loans	391,903	383,086	382,727
Allowance for loan losses	(5,838)	(6,613)	(5,437)

Net loans	386,065	376,473	377,290
Premises and equipment	9,507	9,660	9,843
Other real estate held for sale	5,212	5,562	5,758
Other assets	15,600	14,286	15,618

TOTAL ASSETS	$498,598	$478,696	$499,006

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Noninterest bearing deposits	$53,736	$41,264	$44,402
NOW, money market, checking	157,596	134,703	127,828
Savings	15,618	17,670	20,265
CDs<$100,000	119,893	96,977	94,560
CDs>$100,000	24,138	22,698	22,809
Brokered	34,077	73,467	94,660

Total deposits	405,058	386,779	404,524
Borrowings:
Federal Home Loan Bank	35,000	35,000	35,000
Other	997	1,069	1,069

Total borrowings	35,997	36,069	36,069
Other liabilities	2,064	1,966	2,426

Total liabilities	443,119	424,814	443,019
SHAREHOLDERS’ EQUITY
Preferred stock - No par value: Authorized 500,000 shares 11,000 issued and outstanding	10,866	10,706	10,658
Common stock and additional paid in capital - No par value Authorized - 18,000,000 shares Issued and outstanding - 3,419,736 shares	43,525	43,525	43,517
Accumulated earnings (deficit)	607	(961)	1,131
Accumulated other comprehensive income	481	612	681

Total shareholders’ equity	55,479	53,882	55,987

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$498,598	$478,696	$499,006

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands except per share data)	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
INTEREST INCOME:
Interest and fees on loans:
Taxable	$5,584	$5,300	$15,918	$15,718
Tax-exempt	35	46	114	145
Interest on securities:
Taxable	304	324	878	1,077
Tax-exempt	7	7	21	21
Other interest income	26	23	89	100

Total interest income	5,956	5,700	17,020	17,061

INTEREST EXPENSE:
Deposits	1,091	1,414	3,541	4,309
Borrowings	156	222	452	643

Total interest expense	1,247	1,636	3,993	4,952

Net interest income	4,709	4,064	13,028	12,109
Provision for loan losses	400	1,000	1,000	4,700

Net interest income after provision for loan losses	4,309	3,064	12,028	7,409

OTHER INCOME:
Service fees	180	264	616	737
Net security gains	—	(1)	—	215
Income from loans sold	478	334	1,863	958
Mortgage servicing rights	300	—	300	—
Other	48	51	152	138

Total other income	1,006	648	2,931	2,048

OTHER EXPENSES:
Salaries and employee benefits	1,811	1,779	5,441	5,281
Occupancy	334	358	1,048	1,048
Furniture and equipment	197	202	612	593
Data processing	177	193	532	587
Professional service fees	165	168	550	502
Loan and deposit	288	212	719	665
ORE Writedowns and (gains)/losses on sale	296	7	728	2,000
FDIC Insurance Assessment	215	222	755	665
Telephone	51	53	160	145
Advertising	93	77	292	220
Other	333	330	912	854

Total other expenses	3,960	3,601	11,749	12,560

Income (Loss) before provision for income taxes	1,355	111	3,210	(3,103)
Provision for (benefit of) income taxes	455	30	1,071	(4,593)

NET INCOME	900	81	2,139	1,490

Preferred dividend expense	193	185	573	556

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$707	$(104)	$1,566	$934

INCOME (LOSS) PER COMMON SHARE:
Basic	$.21	$(.03)	$.46	$.27

Diluted	$.20	$(.03)	$.45	$.27

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

LOAN PORTFOLIO AND CREDIT QUALITY

(Dollars in thousands)

Loan Portfolio Balances (at end of period):

	September 30, 2011	December 31, 2010	September 30, 2010
Commercial Loans
Real estate - operators of nonresidential buildings	$62,567	$58,114	$52,192
Hospitality and tourism	33,867	37,737	39,998
Commercial construction	19,771	33,330	25,718
Lessors of residential buildings	16,433	16,598	15,854
Other	166,497	151,268	161,500

Total Commercial Loans	299,135	297,047	295,262
Consumer Loans
1-4 family residential real estate	78,759	75,074	74,829
Consumer construction	7,741	5,682	7,483
Consumer	6,268	5,283	5,153

Total Loans	$391,903	$383,086	$382,727

Credit Quality (at end of period):

	September 30,	December 31,	September 30,
	2011	2010	2010
Nonperforming Assets :
Nonaccrual loans	$5,954	$5,921	$4,447
Loans past due 90 days or more	—	—	—
Restructured loans	3,719	4,642	6,800

Total nonperforming loans	9,673	10,563	11,247
Other real estate owned	5,212	5,562	5,758

Total nonperforming assets	$14,885	$16,125	$17,005

Nonperforming loans as a % of loans	2.47%	2.76%	2.94%

Nonperforming assets as a % of assets	2.99%	3.37%	3.41%

Reserve for Loan Losses:
At period end	$5,838	$6,613	$5,437

As a % of average loans	1.19%	1.75%	1.42%

As a % of nonperforming loans	60.35%	62.61%	48.34%

As a % of nonaccrual loans	98.05%	111.69%	122.26%

Charge-off Information (year to date):
Average loans	$490,293	$384,347	$384,028

Net charge-offs	$1,775	$5,112	$4,488

Charge-offs as a % of average loans	.36%	1.33%	1.17%

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

QUARTERLY FINANCIAL HIGHLIGHTS

	QUARTER ENDED
	(Unaudited)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2011	2011	2011	2010	2010
BALANCE SHEET (Dollars in thousands)
Total loans	$391,903	$394,812	$374,609	$383,086	$382,727
Allowance for loan losses	(5,838)	(6,155)	(6,184)	(6,613)	(5,437)

Total loans, net	386,065	388,657	368,425	376,473	377,290
Total assets	492,373	492,373	492,790	478,696	499,006
Core deposits	346,843	329,958	315,638	290,614	287,055
Noncore deposits (1)	58,215	69,709	85,145	96,165	117,469

Total deposits	405,058	399,667	400,783	386,779	404,524
Total borrowings	35,997	36,069	36,069	36,069	36,069
Common shareholders’ equity	44,613	43,973	43,340	43,176	45,329
Total shareholders’ equity	55,479	54,784	54,097	53,882	55,987
Total shares outstanding	3,419,736	3,419,736	3,419,736	3,419,736	3,419,736
AVERAGE BALANCES (Dollars in thousands)
Assets	$497,333	$494,481	$478,861	$488,320	$512,335
Loans	397,665	378,250	380,066	385,296	385,268
Deposits	403,957	401,549	386,743	393,266	416,847
Common equity	44,176	43,363	43,147	44,339	46,041
Equity	54,998	54,138	53,870	55,015	56,668
INCOME STATEMENT (Dollars in thousands)
Net interest income	$4,709	$4,178	$4,141	$4,276	$4,064
Provision for loan losses	400	600	—	1,800	1,000

Net interest income after provision	4,309	3,578	4,141	2,476	3,064
Total other income	1,006	1,348	577	747	648
Total other expense	3,960	3,729	4,059	4,037	3,601

Income before taxes	1,355	1,197	659	(814)	111
Provision for (benefit of) income taxes	455	402	214	1,093	30

Net income	900	795	445	(1,907)	81

Preferred dividend expense	193	192	189	185	185

Net income (loss) available to common shareholders	$707	$603	$256	$(2,092)	$(104)

PER SHARE DATA
Earnings	$.21	$.18	$.07	$(.61)	$(.03)
Book value per common share	13.05	12.86	12.67	12.63	13.26
Market value, closing price	5.46	6.00	6.02	4.58	5.10
ASSET QUALITY RATIOS
Nonperforming loans/total loans	2.47%	2.39%	2.66%	2.76%	2.94%
Nonperforming assets/total assets	2.99	2.89	3.05	3.37	3.41
Allowance for loan losses/total loans	1.49	1.56	1.65	1.73	1.42
Allowance for loan losses/nonperforming loans	60.35	65.19	62.06	62.61	48.34
Texas ratio (2)	24.28	23.38	24.96	26.66	27.68
PROFITABILITY RATIOS
Return on average assets	.56%	.49%	.22%	(1.70)%	(.08)%
Return on average common equity	6.35	5.58	2.40	(18.72)	(.90)
Return on average equity	5.10	4.47	1.92	(15.09)	(.73)
Net interest margin	4.14	3.79	3.92	3.88	3.69
Efficiency ratio	67.39	67.84	75.73	65.05	75.98
Average loans/average deposits	98.44	94.20	98.27	97.97	92.42
CAPITAL ADEQUACY RATIOS
Tier 1 leverage ratio	9.73%	9.50%	9.70%	9.25%	9.22%
Tier 1 capital to risk weighted assets	11.65	11.40	11.61	11.36	11.73
Total capital to risk weighted assets	12.97	12.66	12.86	12.62	12.98
Average equity/average assets	11.06	10.95	11.25	11.27	11.06
Tangible equity/tangible assets	11.06	10.95	11.25	11.27	11.06

(1)	Noncore deposits includes Internet CDs, brokered deposits and CDs greater than $100,000
(2)	Texas ratio equals nonperforming assets divided by shareholders’ equity plus allowance for loan losses

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

QUARTERLY FINANCIAL HIGHLIGHTS